UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2009

COMMSCOPE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12929	36-4135495
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1110 CommScope Place, SE

Hickory, North Carolina 28602

(Address of principal executive offices)

Registrant’s telephone number, including area code: (828) 324-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Proposed Offerings of Common Stock and Senior Subordinated Convertible Notes due 2015

On May 20, 2009, CommScope, Inc. (“CommScope”) issued a press release announcing its proposed public offerings of (i) 8 million shares of common stock, par value $0.01 per share (the “Common Stock Offering”), and (ii) $200 million aggregate principal amount of senior subordinated convertible notes due 2015 (the “Notes Offering” and, together with the Common Stock Offering, the “Offerings”). Neither the Common Stock Offering nor the Notes Offering is conditioned on consummation of the other offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this item 8.01 by reference as if fully set forth herein.

Proposed Amendments to Senior Secured Credit Facilities and Other Information

Proposed Amendments to Senior Secured Credit Facilities. In the preliminary prospectus supplements relating to the Offerings filed by CommScope with the Securities and Exchange Commission (the “Commission”), CommScope has disclosed that it has received consents from the requisite lenders under its senior secured credit facilities to amend its credit facilities.

CommScope’s senior secured credit facilities currently require that it comply with two primary financial covenants: an interest coverage ratio for the preceding twelve months, which is tested at the end of each fiscal quarter, and a leverage ratio, with which it must comply at all times. As of the date hereof, the minimum interest coverage ratio and the maximum leverage ratio permitted under the senior secured credit facilities are both 3.75 to 1.0. Beginning with the quarter ending September 30, 2009, the minimum interest coverage ratio increases to 4.50 to 1.0 and the maximum leverage ratio decreases to 3.25 to 1.0. Beginning with the quarter ending September 30, 2010, the minimum interest coverage ratio increases further to 5.00 to 1.0 and the maximum leverage ratio decreases further to 2.50 to 1.0.

The proposed amendments to the senior secured credit facilities contemplate that the September 30, 2009 increase in the minimum interest coverage ratio and decrease in the maximum leverage ratio will be postponed by a year, and instead take effect beginning with the quarter ending September 30, 2010. The subsequent adjustment to each ratio is also contemplated to be postponed by a year. In addition, the amendments would further increase the letter of credit sublimit from $85 million to $125 million; increase the basket for letters of credit for a term of more than one year from $15 million to $25 million; increase the annual limit on asset sales from $20 million to $45 million; eliminate the requirement that 75% of the proceeds from each asset sale be in the form of cash; and permit up to $15 million of yearly asset sale proceeds be in the form of non-cash proceeds. It is a condition to effectiveness of the amendments to CommScope’s senior secured credit facilities that it make a prepayment of the term loan portion of the facilities in the amount of $400 million. CommScope intends to fund this prepayment with the proceeds of the Offerings and, if necessary, from cash on hand.

3.50% Convertible Senior Subordinated Debentures due 2024. Pursuant to the indenture governing CommScope’s 3.50% convertible senior subordinated debentures, CommScope is permitted to terminate the holders’ right to convert in certain circumstances if the closing price of a share of CommScope’s common stock exceeds 150% of the conversion price for twenty trading days out of a thirty consecutive trading day period. CommScope has disclosed in the preliminary prospectus supplements relating to the Offerings filed by CommScope with the Commission that, following the completion of the Offerings, CommScope currently intends to deliver a conversion termination notice to holders of its outstanding 3.50% convertible senior subordinated debentures due 2024.

Forward–Looking Statements

The above descriptions include forward-looking statements that are based on information currently available to management and on management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Commission. In providing forward-looking statements, CommScope does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise. Readers are cautioned that there can be no assurance that the proposed offerings of senior subordinated convertible notes and common stock will be successfully completed, or as to the terms on which the proposed offerings may be completed. Further, there can be no assurance that CommScope will satisfy the conditions necessary for the contemplated amendments to its credit facilities to take effect or that CommScope will issue a conversion termination notice with respect to its 3.50% convertible senior subordinated debentures due 2024, the timing for the issuance of any such conversion termination notice or the manner in which CommScope will pay any required make-whole payment in connection therewith.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description
99.1	CommScope, Inc. Press Release dated May 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Date: May 20, 2009

COMMSCOPE, INC.

By:	/s/ Jearld L. Leonardt
Name:	Jearld L. Leonardt
Title:	Executive Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description
99.1	CommScope, Inc. Press Release dated May 20, 2009.